Exhibit 10.43

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Separation Agreement”) is made as of February 24, 2012 (the “Execution Date”) by and among APOLLO MANAGEMENT, L.P., a Delaware limited partnership, APOLLO MANAGEMENT HOLDINGS, L.P., a Delaware limited partnership (together with Apollo Global Management, LLC and each of their respective subsidiaries and affiliates, “Apollo”), and HENRY R. SILVERMAN (“Silverman”) (individually each a “Party” and collectively the “Parties”).

1. Silverman hereby resigns, effective March 15, 2012 (the “Separation Date”), from the Board of Directors of Apollo Global Management, LLC (“AGM”) and from any and all positions he holds at Apollo, including, without limitation, those listed in Exhibit A. As of the Separation Date he will not be employed by or affiliated with Apollo in any capacity. Silverman will execute promptly upon request by Apollo any additional documents necessary to effectuate the provisions of this Paragraph 1.

2. Provided that no ADEA Revocation has occurred during the ADEA Revocation Period (as both terms are defined below), Apollo shall pay Silverman $2,416,667, subject to tax withholding at minimum applicable rates, in the following manner:

a.	$916,667 in a single payment within two business days following the expiration of the ADEA Revocation Period (the “Payment Date”); and

b.	$1,500,000 in a single payment on the first anniversary of the Payment Date, not subject to counterclaim or offset.

3. Provided that no ADEA Revocation has occurred during the ADEA Revocation Period (as both terms are defined below), within five business days following expiration of the ADEA Revocation Period, Silverman shall exercise an option (the “Option”) to purchase up to 277,778 shares of AGM subject to the terms of the Non-Qualified Share Option Agreement by and between AGM and Silverman dated January 21, 2011 (the “Share Option Agreement”), which was made pursuant to and incorporates the terms of the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan (the “Equity Incentive Plan,” and together with the Share Option Agreement, the “Incentive Compensation Plans”). Further, (i) the Administrator (as defined in the Incentive Compensation Plans) shall permit Silverman to utilize, and Silverman shall utilize, the exercise method provided for in Paragraph 8 of the Share Option Agreement and Section 7(e)(i) of the Equity Incentive Plan, pursuant to which the number of shares issuable upon exercise is reduced by an amount closest to but without exceeding the aggregate exercise price; and (ii) the Administrator shall reduce the number of shares to be issued upon exercise of the Option to satisfy applicable withholding obligations with respect to the Option at the minimum applicable rate, as provided for in Paragraph 14 of the Share Option Agreement. An example of the calculation of such reduction in shares is attached as Exhibit B solely for the purpose of illustration. Following Silverman’s exercise of the Option, AGM shall deliver the resulting number of shares as directed by Silverman. Any and all other rights Silverman has or may have had under the Incentive Compensation Plans, including, without limitation, any rights to purchase Option Shares that would have become vested on December 31, 2012 if Silverman’s employment had ended after such date, are hereby extinguished.

4. The Parties agree that Silverman’s employment agreement with Apollo, dated February 1, 2009 (the “Employment Agreement”), shall be terminated as of the Execution Date, provided, however, that such termination shall not limit, alter, modify or otherwise affect Silverman’s obligations pursuant to the restrictive covenants contained in Annex A to the Employment Agreement.

5. For the avoidance of doubt, Silverman acknowledges that nothing in this Agreement (except for the provisions of Paragraph 6 below), nor the fact of (i) Silverman’s resignations from his positions with Apollo, or (ii) the termination of the Employment Agreement, shall limit, alter, modify or otherwise affect:

a.	Silverman’s obligations not to disclose confidential information concerning any Apollo entities, including, without limitation, the obligations set forth in the restrictive covenants contained or incorporated in the Employment Agreement or the Share Option Agreement;

b.	Silverman’s obligations of non-competition and non-solicitation in respect of Apollo, including, without limitation, the obligations set forth in the restrictive covenants contained or incorporated in the Employment Agreement or the Share Option Agreement, as modified by the provisions of Paragraph 6 of this Agreement;

c.	Silverman’s obligations of non-disparagement in respect of Apollo, including, without limitation, the obligations set forth in the restrictive covenants contained or incorporated in the Share Option Agreement; and

d.	Silverman’s obligations under Apollo’s Code of Ethics and any other Apollo policies or procedures;

provided, however, that nothing in this Paragraph 5 is intended to or shall prevent Silverman from making truthful statements regarding the Releasees (as defined below) in connection with legal or regulatory proceedings or otherwise as required by law, including in connection with any proceeding before the U.S. Securities and Exchange Commission.

6. The Parties agree that the definitions of Competitive Business and Investment Fund in paragraph 2 of the Restrictive Covenants contained in Annex A to the Employment Agreement and the definition of Competing Business in paragraph (g)(i) of the Restrictive Covenants contained in Exhibit A to the Share Option Agreement shall be limited to the list of entities set out in a letter dated February 24, 2012 from Apollo Management, L.P. and Apollo Management Holdings, L.P. to Silverman (the “Side Letter”), and all subsidiaries and affiliates of those entities. This Paragraph 6 shall not affect any obligations of Silverman other than the obligations not to compete with Apollo.

7. In consideration of the benefits provided for in this Agreement, Silverman voluntarily, knowingly and willingly releases and forever discharges each of the entities that compose Apollo and each such entity’s respective subsidiaries, divisions, affiliates, portfolio companies, parents, managers, successors and assigns (including, without limitation, any fund or investment vehicle affiliated in any way with Apollo) (collectively, the “Apollo Entities”), together with the officers, directors, partners, investors, shareholders, members, employees, agents, attorneys, fiduciaries and administrators of any Apollo Entity (collectively, the “Releasees”) from any and all actions, causes of action, suits, claims, demands, obligations, complaints or rights of any nature whatsoever (collectively “Claims”) that Silverman now has or ever had against the Releasees, whether or not now known to Silverman, other than any cause of action to enforce the terms or remedy a breach of this Agreement. This release includes, but is not limited to, any Claim relating in any way to Silverman’s employment or contractual relationships with Apollo or any of the other Releasees or the termination thereof, the Employment Agreement, the Share Option Agreement, and the Equity Incentive Plan; any Claim relating in any way to any contract (express or implied, written or oral) or the commission of any tort or breach of duty; and any Claims under any federal, state or local statute or regulation, including, without limitation, the Rehabilitation Act of 1973 (including Section 504 thereof), the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Securities Act of 1933, and the Securities Exchange Act of 1934, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended. This release also includes, but is not limited to, any Claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, 401(k) plan benefits, stock or options benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law. Notwithstanding any of the foregoing, nothing in this Paragraph 7 is intended to or shall release any Claims Silverman now has against the Releasees that arise solely from investments in Apollo Entities made by Silverman or by a trust or other entity whose investment decisions Silverman controls.

8. Except for the portion of the release contained in Paragraph 7 that concerns Claims under the ADEA (the “ADEA Release”), the terms of Paragraph 7 shall automatically become immediately effective upon Silverman’s execution of this Agreement. Upon the expiration of the ADEA Revocation Period (defined below), the terms of the ADEA Release shall automatically become effective as of the date Silverman executes this Agreement. The ADEA Revocation Period begins upon Silverman’s execution of this Agreement. Silverman acknowledges that, solely with respect to the ADEA Release but not with respect to any other portion of the release contained in Paragraph 7, Silverman has been offered but declined a period of time of at least 21 days to consider whether to sign this Agreement, which he has waived, and Apollo agrees that he may cancel the ADEA Release but not any other portion of the release contained in Paragraph 7 at any time during the seven days following the date on which this

Agreement has been signed by each Party (the “ADEA Revocation Period”). In order to cancel or revoke the ADEA Release, Silverman must deliver to the Chief Legal Officer of AGM written notice stating that he is canceling or revoking the ADEA Release prior to the end of the ADEA Revocation Period (an “ADEA Revocation”).

9. In the event of an ADEA Revocation, this Separation Agreement shall be immediately terminated and cancelled in its entirety and all of its provisions will be void.

10. Silverman covenants, warrants and agrees that (a) he has full authority to resolve and forever release all Claims released pursuant to Paragraph 7, and (b) he has not assigned or otherwise transferred any such Claims.

11. In consideration of the benefits set forth in this Agreement, Apollo voluntarily, knowingly and willingly releases and forever discharges Silverman from any and all Claims of any nature whatsoever that Apollo now has against Silverman, whether or not now known to Apollo, other than any Claim to enforce the terms or remedy a breach of this Agreement. This release includes, but is not limited to, any Claims relating in any way to Silverman’s employment relationship with Apollo. Notwithstanding any of the foregoing, nothing in this Paragraph 11 is intended to or shall release any Claims whatsoever that Apollo now has or may have in the future against Silverman that arise solely from investments in Apollo Entities made by Silverman or by a trust or other entity whose investment decisions Silverman controls.

12. The Parties agree and acknowledge that nothing in this Agreement or the Side Letter shall limit, alter, modify or otherwise affect the rights and obligations of indemnification or contribution of Silverman or Apollo, existing as of the Execution Date, in respect of any Claim or other dispute, controversy, litigation, action, arbitration, investigation or other proceeding related to Silverman’s employment with and service to Apollo, brought or initiated by any person, regulatory body or other entity other than Silverman or Apollo, including, without limitation, any such rights under AGM’s Amended and Restated Limited Liability Company Agreement.

13. Silverman agrees to cooperate in good faith and comply with and respond to requests from or inquiries by Apollo for assistance and information in connection with any matters or issues relating to or encompassed within (i) the duties and responsibilities encompassed in Silverman’s positions at Apollo, and (ii) any lawsuit, arbitration, investigation or other proceeding or dispute in which Apollo is or may become involved that may relate to Silverman or his duties with Apollo or as to which Silverman has relevant knowledge or information. Such cooperation and assistance shall include, without limitation, consulting with Apollo’s officers, directors, employees, legal counsel, accountants and other agents, advisors or representatives, appearing as a witness, submitting to depositions, providing documents, testimony and interviews, and otherwise cooperating and assisting Apollo in its defense or prosecution of any Claim or other dispute, controversy, litigation, action, arbitration, investigation or other proceeding, or otherwise defending its position with respect to any matter. Silverman further agrees that if he is subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify on any matter relating in whole or in part to Apollo or his employment or affiliation with Apollo or any of its affiliates, Silverman will deliver a copy of the subpoena to the Chief Legal Officer of AGM, by e-mail, within two business days of receiving such subpoena. Apollo shall bear or reimburse Silverman for all reasonable expenses incurred in connection with Silverman’s compliance with his obligations under this Paragraph 13.

14. Silverman and the Apollo Entities shall not make any disparaging statements about each other, provided, however, that nothing in this Agreement shall prohibit (i) any of the Apollo Entities from responding to a request for a reference or other information concerning Silverman’s employment solely by providing Silverman’s dates of employment and titles at Apollo and its affiliates; and (ii) either Silverman or any of the Apollo Entities from making truthful statements regarding any of the Apollo Entities or Silverman, respectively, in communications with the U.S. Securities and Exchange Commission (the “SEC”) or other governmental or regulatory bodies or in connection with legal or regulatory proceedings or otherwise as required by law, including in connection with any proceeding before the SEC or other governmental or regulatory body. The provisions of this Paragraph 14 apply in addition to Silverman’s continuing obligations of non-disparagement in respect of Apollo set forth in the Restrictive Covenants contained in the Share Option Agreement.

15. On the Execution Date, AGM shall file a Form 8-K with the SEC in the form attached as Exhibit C, and shall distribute to all AGM employees a communication in the form attached as Exhibit D.

16. The Parties each deny and in no way admit any liability to each other, except as described herein. This Agreement shall not be considered an admission of any fact, issue of law or liability by any Party for any purpose, nor shall anything in this Agreement constitute or be construed to be an admission, suggestion, or implication that any Party acted in any way improperly, or bears any liability to any Party.

17. Each Party shall bear its own legal and other costs incurred in connection with this Agreement.

18. This Agreement and the Side Letter constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any prior or contemporaneous oral or written agreements, proposed agreements, negotiations, or discussions with respect to the subject matter hereof.

19. This Agreement may not be altered, modified, amended, or terminated, unless by writing executed by all the Parties, nor any of its provisions waived, unless in writing by the Party granting such waiver.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law provision or rules. Any action related to or arising from this Agreement shall be brought exclusively in the federal or state courts located in New York County, New York. The Parties irrevocably submit to the jurisdiction of such courts for the purpose of any such action, proceeding or judgment and waive any defense based on the location, venue or jurisdiction of such courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT

CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN WHOLE OR IN PART ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY (INCLUDING, BUT NOT LIMITED TO, ANY ACTION ARISING OUT OF OR RELATED TO THE EMPLOYMENT AGREEMENT, THE EQUITY INCENTIVE PLAN OR THE SHARE OPTION AGREEMENT), WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT SILVERMAN OR ANY OF THE APOLLO ENTITIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG SILVERMAN, ON THE ONE HAND, AND APOLLO, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY, AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

21. If any provision, term or clause of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, that provision, term or clause shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon all of the Parties.

22. Silverman acknowledges that he has consulted counsel and that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever. This Agreement has been reviewed and negotiated by the Parties’ respective counsel, and its construction shall not be subject to any presumptions against its drafter.

23. This Agreement may be executed in counterparts, each of which when taken together shall be deemed one and the same document.

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IN WITNESS WHEREOF, the Parties hereto affix their signatures.

HENRY SILVERMAN

Dated 2/24/12

By:	/s/ Henry Silverman
Henry Silverman

APOLLO MANAGEMENT, L.P.

Dated 2/24/12

By:	Apollo Management GP, LLC, its general partner

By:	/s/ John J. Suydam
John J. Suydam
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

Dated 2/24/12

By:	Apollo Management Holdings GP, LLC, its general partner

By:	/s/ John J. Suydam
John J. Suydam
Vice President

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